Exhibit 10.1

pSivida Short Term Incentive Plan

Purpose

pSivida’s Short Term Incentive (STI) Plan (the “Plan”) is designed to drive the achievement of Corporate Performance by providing employees the opportunity to receive discretionary Short Term Incentive Awards at the Compensation Committee’s discretion, including a variety of compensation vehicles such as Cash Bonuses based on Corporate Performance and Individual Performance each budget/performance year. The Plan replaces the “pSivida Compensation Guidelines for Key Employees.” The Plan runs concurrent with the 2016 pSivida Long Term Incentive Plan.

Effective Date

The Plan is effective July 1, 2017, unless otherwise terminated or amended as set forth below.

Eligibility

Active Regular, Full Time pSivida US, Inc employees are eligible to participate in the Plan. Regular, Full Time employees are defined as continuously scheduled for thirty (30) or more hours per week. New Hires with six (6) months or more of continuous service through the end of each budget/performance year are eligible to participate. Employees must be in good standing and maintain satisfactory performance.

Corporate Goal Setting

pSivida’s CEO proposes annual Corporate Goals, subject to review and approval by the Board’s Compensation Committee for the upcoming budget/performance year.

The Corporate Goals focus on both short term and long term strategic growth and development priorities to best yield results for pSivida and its various stakeholder groups, in accordance with pSivida’s Values.

Each Corporate Goal is assigned a weighted factor, reflective of the perceived relative importance of each Corporate Goal to the Company, with the total to equal 100%.

Corporate Performance Score

At the end of the budget/performance year, the CEO will recommend to the Compensation Committee a Corporate Performance Score for each Corporate Goal, using the following scale 1 – 5 (low – high) to describe Achievement of the Corporate Goal:

Corporate Performance Score

Achievement Level	Minimum Achievement	Target Achievement	Exceeds Achievement
Achievement Score	1	3	5

The Compensation Committee reviews the proposed Individual Performance and Overall Corporate Performance Scores. The Compensation Committee has the authority to exercise discretion and take into account mitigating circumstances and may adjust the Scores. The Committee will finalize the Corporate Performance Score for each Corporate Goal. The Overall Corporate Performance Score is the sum of weighted Achievement Scores for each Corporate Goal.

The Overall Corporate Performance Score is one of the factors used to calculate corporate Merit Increases and the pool for STI Awards for the annual compensation cycle.

Individual Performance Score

In FY 2017, pSivida implemented a Performance Management Process for Individual Goal Setting and Performance Scores. At the beginning of each budget/performance year, the CEO communicates pSivida’s weighted Corporate Goals to all employees. Employees work with their management to set their Individual Goals. Once the Goals are approved, they are used to track Individual Performance and guide periodic one on one meetings between manager and employee.

pSivida Short Term Incentive Plan

At the end of the budget /performance year, each employee receives an Individual Performance Results Summary Score of 1 – 5 (low to high). This Individual Performance Score is a factor used to calculate a Salary Merit Increase and an STI Award.

Short Term Incentive Award Weighting and Governance

Short Term Incentive Awards are “at-risk” variable compensation for each budget/performance year and are reflective of Corporate Performance and Individual Performance. They are earned each year, and are not a permanent component of any employee’s direct compensation. The weighting of Corporate and Individual Performance, and the governance decisions for STI Awards, are as follows:

Organization Level/Title	% Corporate Performance Score Weighting	% Individual Performance Score Weighting	Determined by:
President and CEO	100	0	Compensation Committee

Direct report of CEO (independent of title, but excluding administrative assistant) [defined as ‘executives’ in the context of this document]	75	25	Compensation Committee & CEO

VP	60	40	Senior Staff & CEO

Exec./Sr./Director	50	50	Senior Staff & CEO

Assoc. Director/Sr./Manager	40	60	Senior Staff & CEO

Associate Manager/Supervisor	35	65	Manager

All Others	25	75	Manager

Target Short Term Incentive Percentage

The Short Term Incentive Target is based on factors outlined above, as well as each employee’s role and its relative impact based on job responsibilities and accountabilities.

Overview of pSivida’s Short Term Incentive Plan Factors

To best illustrate how the STI Plan works, below is a snapshot of how STI Awards are calculated:

Corporate Goals	% Weighting	Corporate Performance Score	Overall Individual Performance Score	Payout Level (Percent of Target Amount)
	100%	1 – 5 (Low to High) Weighting per Level/Title	1 – 5 (Low to High) Sum Weighted Total Average of Each Individual Goal Achievement Score Weighting per Level/Title	0 = 0% 1 = 0% 2 = 50% 3 = 100% 4 = 110% 5 = 120%

pSivida Short Term Incentive Plan

STI Award Payouts

Short Term Incentive Awards are calculated using the factors described above. The STI Award value is paid as a Cash Lump Sum Bonus subject to discretion by the Compensation Committee.

The Cash Lump Sum Bonus is generally paid (less applicable withholding and payroll taxes) within the last payroll cycle of the quarter following the close of the budget/performance year, provided all eligibility requirements are met.

Changes in Employment

Employees who change roles within the budget /performance year, will receive a pro-rated portion of STI Target Percentage reflective to the time in the role.

Eligible employees on paid Leave of Absence are eligible for STI Awards on a pro-rated basis to include active status of Individual and Corporate Performance for the budget/performance year, and it will be paid in the same payroll processing schedule as the Active eligible employees.

Employees on paid Leave of Absence are eligible to participate in the STI Plan, upon Return to Work status. STI Awards will be pro-rated to reflect Corporate and Individual Performance achieved during active status.

Changes in Control

In the event of a Change in Control, assuming the above, Bonus will be paid out at 100% Target Bonus.

Administration

The Compensation Committee, the retained Compensation Consultant and assigned Management Liaison to the Compensation Committee are collectively responsible for the administration and compliance of the Plan.

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